AMENDED SCHEDULE A

dated           , 2019

to the

SUB-ADVISORY AGREEMENT

dated May 29, 2015 between

HORIZON ADVISERS, an unincorporated division of Whitney Bank

and

GLOBEFLEX CAPITAL LP

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate
Hancock Horizon International Small Cap Fund	0.40%

ACKNOWLEDGED AND ACCEPTED BY:

HORIZON ADVISERS

Name:
Title:

GLOBEFLEX CAPITAL LP

Name:
Title: